UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 15, 2012

BofI HOLDING, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51201	33-0867444
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

12777 High Bluff Drive, Suite 100, San Diego, CA	92130
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (858) 350-6200

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 15, 2012, the Board of Directors of BofI Holding, Inc. (the “Registrant”) and its subsidiary BofI Federal Bank (collectively, the “Company”) appointed Michael R. Sisk as the Company's Senior Vice President, Chief Accounting Officer (“principal accounting officer”). The appointment of Mr. Sisk to this role is effective immediately.

Mr. Sisk, age 47, joined the Company on January 17, 2012, as Senior Vice President. Before joining the Company, Mr. Sisk was Senior Vice President, Chief Financial Officer and Chief Investment Officer at Inland Community Bank (ICB) from 2011 to 2012; prior to joining ICB, Mr. Sisk spent four years as a consultant working with executive management of financial institutions designing process efficiencies in the financial reporting units and assisting in merger and acquisition and capital raising activities. From 1997 to 2006, Mr. Sisk was Vice President and Controller of PFF Bank and Trust.

Mr. Sisk will receive a salary and will participate in other benefit and compensation plans at levels consistent with his position and scope of responsibility. The Company has not entered into a material compensatory arrangement with Mr. Sisk and has not granted a material award in connection with this appointment.

Mr. Sisk assumes the responsibilities of principal accounting officer from Andrew J. Micheletti, who continues as the Company's Executive Vice President and Chief Financial Officer.

There are no relationships between Mr. Sisk and the Company that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Item 5.05. Amendments to the Registrant's Code of Ethics, or Waiver of a Provision of the Code of Ethics.
On March 15, 2012, in connection with the appointment of Mr. Sisk as the Company's principal accounting officer, the Board of Directors amended the Company's Code of Ethics, a copy of which is posted to our website at www.bofi.com. The amended Code of Ethics does not materially change the nature of any element provided by Item 406(b) of Regulation S-K applicable to the Company's principal executive officer, principal financial officer or principal accounting officer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BofI HOLDING, INC.

Date: March 21, 2012	By:	/s/ Andrew J. Micheletti
Andrew J. Micheletti
EVP and Chief Financial Officer